UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

(Name of Registrant as Specified In Its Charter)

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Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
Transaction Talking Points for TXU Managers
•	In regards to the proposed transaction, TXU is still in what is known as the “go shop” period with respect to the KKR/TPG proposal to take TXU private. Until this period ends on April 16, employees will likely continue to hear speculation about or read news reports of other potential bidders. As required by the terms of our agreement with KKR/TPG, in order to ensure that the process runs fairly, consideration of additional potential bids will be managed by the Strategic Transactions Committee of TXU’s Board of Directors. The Board will consider any of the Committee’s recommendations, and will make a formal announcement if another bid is accepted. In the meantime, anything reported on is purely speculative. As a company, our policy is not to comment on market rumors and speculation.

•	Because legislators in Austin are so focused on electricity industry issues in this session, the sponsor group is spending a great deal of time meeting with key politicians, legislators and stakeholders to listen and understand concerns about TXU and the proposed transaction — and to find market-based solutions. If the transaction proceeds, the investors have made commitments to: implement a 10% price cut for TXU Energy customers, make a five-year investment commitment in the businesses, and incur no new debt at TXU Electric Delivery to finance the merger.

•	To further allay concerns, the investors have committed to structurally separating the three TXU businesses. Each would have a distinct name and separate management team, headquarters and separate board of directors. Further, company names will be changed to avoid public confusion about the retail provider and generation company.

•	In the short term, we do not expect this transaction will have much impact on employees’ day-to-day jobs, compensation or benefits (other than TXU stock based benefits which will be converted to cash in the merger). TXU’s current base salaries and annual bonus opportunities, as well as the structure of current health benefit and retirement programs (including the existing defined benefit pension plan and the 401(k) plan) will not change as a result of the transaction. Under the merger agreement, TXU’s current base salary, bonus opportunities and pension and welfare benefits will be no less favorable in the aggregate through December 2008, other than changes that may be necessitated by changes in law, competitive market-driven factors or collective bargaining agreements.

•	We will proceed with the development and investment of $3 -4 billion in building 581 MW at Sandow and 1634 MW at two Oak Grove units. Just completing those facilities will be an enormous undertaking. We expect a decision on Oak Grove by mid-year, if not before. We have resolved the outstanding litigation for Sandow, which allows us to begin construction, and Unit 5 is expected to be complete in the second quarter of 2009.

•	We expect it will take several months to conclude the sale of TXU, most likely in the second half of 2007. Until that time, it will be business as usual. Over the long term, we believe the transformation will create exciting growth opportunities for employees as we utilize new technologies to meet our state’s energy needs and develop innovative products and services for our customers.

•	What all employees of TXU can do to continue to make TXU a successful company over the long-term is to continue to work safely, serve your customers, run your units at the highest productivity levels and make continuous improvements in your job, day-to-day, to keep our customers satisfied. While it is true that there are a few employees whose jobs are unique to a public company versus a private company, for all those individuals, we’re going to try to identify opportunities for them.

•	The KKR/TPG investor group, Texas Energy Future Holdings Limited Partnership, shares a common vision with us: to transform TXU into the most customer-centered, technology-led, environmentally-responsible innovator in the industry. Great companies are built by excellent employees. The track record of what employees have built here at TXU is outstanding, and we will build on that foundation for success. We believe Texas can be the most environmentally-responsible, state-of-the-art electric market in the nation. We will rely on employees to help us realize this vision.